Exhibit 10.6

Execution Version

JOINT DEVELOPMENT AND LICENSE AGREEMENT

This Joint Development and License Agreement (the “Agreement”) is entered into as of February 14, 2023 (“Effective Date”) by and between Nabors Energy Transition Ventures LLC, a Delaware limited liability company having a place of business at 515 W. Greens Road, Suite 1200, Houston TX 77067, together with its direct and indirect Affiliates (as defined below) (collectively, “Nabors”), and Vast Solar Pty Ltd., a company formed under the laws of Australia, having a place of business at 226-288 Liverpool Street, Darlinghurst NSW 2010 Australia, together with its direct and indirect Affiliates (as defined below) (collectively, “Vast”), each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Nabors is in the business of manufacturing, operating and selling drilling rigs and equipment, controls and instrumentation, energy technology, carbon nano materials and automation systems;

WHEREAS, Vast is in the business of energy power generation through solar thermal technology and advanced energy storage technology;

WHEREAS, Nabors and Vast desire to work together on a project by project basis to develop products and/or equipment related to solar power generation (the “Project”).

WHEREAS, Nabors and Vast have entered various transaction documents including a Business Combination Agreement and Services Agreement to facilitate the Project.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

ARTICLE I - DEFINITIONS

“Affiliate” means a corporation or other legal entity directly or indirectly (a) controlled by a Party, (b) controlling a Party, or (c) controlled by the corporation, legal entity or persons which control a Party. For the purposes of this paragraph, to “control” a corporation or an entity means to own or control, either directly or indirectly such as through intermediary entities, (1) more than fifty percent (50%) of the shares or other securities entitled to vote for election of directors (or other managing authority) of the corporation or entity; or (2) more than fifty percent (50%) of the equity or other ownership interest of the corporation or entity.

“Competing Business” means a business engaged in Developing, manufacturing, constructing, owning, operating or commercializing concentrated solar thermal power generation technology or concentrated solar thermal power plants. In no case, however, shall Competing Business include any business conducted by Nabors or any of its Affiliates as of the Effective Date, including those (if any) related to hydrogen, methane, methanol, acetylene, green fuel, batteries, graphene, fuel cells, cements, lubricants, drilling, carbon or geo thermal technology, even if those businesses or technology are powered by solar, concentrated solar power, or any other renewable energy source.

JOINT DEVELOPMENT AND LICENSE AGREEMENT

“Develop” (and the correlative terms “Developed”, “Developing” and “Development”) means to create, conceive, invent, design, develop, derive, discover, generate, identify, or otherwise make.

“Improvement” means any improvements, enhancements, advances, changes, further development, derivatives, or modifications to the applicable Technology or Intellectual Property Rights, regardless of how the same was Developed.

“Intellectual Property Rights” means all current and future worldwide common law and statutory rights, whether arising under the laws of the United States of America or any other state, country, jurisdiction, government, or public legal authority, in, to, or associated with (i) patents, patent applications, and invention disclosures; (ii) copyrights, copyright registrations and applications therefor, moral rights, and mask work rights; (iii) the protection of trade or industrial secrets or confidential information; (iv) all other intellectual property rights; (v) trademarks, service marks, and other designations of source or origin; (vi) any analogous rights to those set forth above; (vii) divisions, continuations, renewals, reissuances, and extensions of the foregoing (as applicable); and (viii) rights to apply for, file for, certify, register, record, or perfect any of the foregoing.

“Nabors Background Technology” means any and all Technology, and Intellectual Property Rights created, conceived or Developed by or for Nabors before the Effective Date of this Agreement, including without limitation any technology specified in each Development Plan (as mutually agreed to in writing by the Parties). For clarity, Nabors Background Technology includes any Improvements solely made by Nabors to any of the foregoing or as otherwise specified in a Development Plan, and excludes the Vast Background Technology and the Project Technology.

“Project Technology” means any and all Technology and Intellectual Property Rights Developed by Nabors and/or Vast under this Agreement in connection with the Project. Notwithstanding the foregoing, the term “Project Technology” expressly excludes the Background Technology of each of the Parties, and Improvements to each Party’s Background Technology.

“Restricted Area” means:

(a)            Chile, China, Egypt, India, Israel, Mexico, Morocco, Saudi Arabia, South Africa, United Arab Emirates, United States of America and Australia

(b)            Australia

(c)            New South Wales, Queensland, South Australia, Victoria, Australian Capital Territory and Tasmania

(d)            New South Wales, Queensland, South Australia and Victoria

(e)            New South Wales, Queensland and South Australia.

“Restricted Period” means the period commencing from the Effective Date and ending on the date that is 2 years after the end of the Term.

“Technology” (and the correlative term “Technologies”) means any and all works of authorship (whether or not copyrightable, including, software, documentation, notes, records, text, and artwork), models, designs, inventions (whether or not patentable or reduced to practice) and invention disclosures, concepts, Improvements, developments, discoveries, trade secrets, proprietary information, know how, databases and data collections, software, product designs, business plans, product roadmaps, specifications, technical data and customer lists, and all other forms of technology and similar properties, content and materials and documentation relating to any of the foregoing.

“Transaction Documents” means the Business Combination Agreement and Services Agreement, and all Development Plans or commercialization licenses entered into by the parties pursuant to this Agreement.

“Vast Background Technology” means any and all Technology and Intellectual Property Rights Developed by or for Vast and its Affiliates before the Effective Date of this Agreement, including without limitation any technology specified in each Development Plan (as mutually agreed to in writing by the Parties). For clarity, Vast Background Technology includes any Improvements solely made by Vast to the foregoing or as otherwise specified in a Development Plan, and excludes the Nabors Background Technology and the Project Technology.

ARTICLE II - TECHNOLOGY DEVELOPMENT AND JSC

2.1          Development Plan.

(a)            The Parties will work together, as mutually agreed from time to time pursuant hereto, to Develop the Project as described in any written, mutually agreed upon development project plans. Each such development project plan that is executed by the Parties is a “Development Plan” in the form attached hereto as Exhibit A. Each Development Plan incorporates the terms of this Agreement, but will be a separate agreement between the Parties.

(b)            An initial Development Plan will be mutually agreed upon and finalized by the JSC within sixty (60) days of the Effective Date. The Parties will each provide and make available, for use by the Parties, all equipment, materials, supplies and personnel reasonably required to fulfill their mutually agreed upon Development obligations as set forth in each Development Plan. In addition, each Party will keep the other Party informed as to the progress and results of its work under each Development Plan.

(c)            The Parties agree to work diligently towards completion of the goals and objectives set forth in each Development Plan and to use commercially reasonable efforts to carry out the obligations and activities specified in each Development Plan. Either Party may terminate the Development Plan upon sixty (60) days’ prior written notice to the other Party.

(d)            The Parties acknowledge and agree that a Development Plan will prevail over the terms and conditions of this Agreement to the extent of any inconsistency.

2.2.          Costs. Each Development Plan shall include a Project budget (“Budget”) setting forth Nabors’ budget with respect to its performance of such Development Plan. From time to time, Nabors shall prepare and deliver to Vast a written invoice (each, a “Statement”) with a reasonably detailed description of the work performed by Nabors under the Development Plan, including the tasks performed. Except as otherwise expressly set forth in an applicable Development Plan, each Party shall be solely responsible for any costs or expenses it incurs in the performance of its obligations in the performance of its obligations hereunder.

2.3          Risk of Failure. Each of Nabors and Vast recognizes and assumes the significant risks associated with designing, Developing and manufacturing products in accordance with the Development Plan. Specifically, Nabors and Vast individually assume the risks that:

(a)            neither Party will Develop any products or processes that meet customer requirements or the goals of the Development Plan, and

(b)            the market will fail to accept such products, or the market will fail to accept such products to the level anticipated by Nabors and Vast at the time the Parties sign this Agreement.

2.4          Joint Steering Committee.

(a)            Formation; Composition. Within thirty (30) days of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of one (1) representative from each Party (or any Affiliate of such Party) with sufficient engineering and management experience and expertise to meaningfully contribute to discussions regarding the Development Plan(s). Each such representative will facilitate meetings of the JSC and will be the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties. The JSC may change its size from time-to-time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Party. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Upon the prior approval of the representative(s) of the other member of the JSC in each instance, any member of the JSC may invite non-members to participate in the discussions and meetings of the JSC provided that any such non-members are bound by confidentiality obligations at least as protective of the Parties as the provisions in Article 4. Each meeting of the JSC will be co-chaired by a representative of each Party. The role of the chairpersons will be to convene and preside at meetings of the JSC. The chairpersons will have no additional powers or rights relative to any later-appointed JSC members. The chairpersons will alternate (i) preparing and circulating agendas; and (ii) ensuring preparation of minutes, in each case subject to the approval of the chairperson who did not prepare such agenda or minutes.

(b)            Specific Responsibilities. The JSC will be an information-sharing body to facilitate the flow of information between the Parties and will have no decision-making authority beyond overseeing and coordinating one or more Development Plans. To the extent not specified otherwise in any Development Plan, the JSC shall make proposals to: (i) set any oversight requirements for the Development Plan; (ii) propose arrangements for managing the Development Plan; (iii) propose modifications of Intellectual Property Rights ownership if necessary and appropriate given financial and other contributions, to the extent contrary to the provisions of Article 3 of this Agreement; (iv) propose terminating a Development Plan; (v) propose publication approvals and timing; (vi) propose resolution of general disputes; (vii) make other proposals necessary for good management of a Project or in furtherance of a Development Plan; and (viii) propose when Project Technology is ready for commercialization, and the manner in which commercialization should be undertaken (including any royalties to be paid by the Parties with respect to any resulting products and services) (ix) propose when Filings should be made in respect of Project Technology in accordance with clause 3.4(b) below. Action of the JSC will be taken only by unanimous consent, with each Party having one vote irrespective of how many members the JSC may eventually include. All substantive JSC decisions (as proposed by the JSC and otherwise) must be submitted to each Party’s respective Board of Directors or other designated decision-making person (each, a “Designated Authority”) in accordance with Section 2.5 herein.

(c)            Meetings. During the Term, the JSC will endeavor to meet monthly but must meet quarterly, at a minimum, unless otherwise agreed to in writing by the JSC. At least ten (10) business days before any meeting of the JSC, a chairperson will prepare and circulate an agenda for such meeting for approval by the other chairperson; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC by providing at least ten (10) business days prior written notice to the other Party if such Party reasonably believes that a significant matter should be discussed prior to the next scheduled meeting, in which event such Party will work with the chairpersons of the JSC to provide the members of the JSC no later than three (3) business days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed review of the matters to be discussed. The JSC may meet in person, by videoconference or by teleconference, and attendance by at least one person from each Party is required to achieve a quorum. In-person JSC meetings will be held at locations mutually agreed upon by the Parties. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. As set forth above, the chairpersons will also be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect the information shared during the meeting. One chairperson will send draft meeting minutes to each member of the JSC for review and approval within ten (10) business days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within twenty- five (25) business days of receipt.

2.5          Decision Making. In accordance with the provisions and objectives of this Agreement, all substantive decisions (as proposed by the JSC and otherwise) must be submitted to each Party’s Designated Authority for approval. Each Party’s Designated Authority shall approve or reject such decisions (as proposed by the JSC and otherwise) as soon as possible after receiving a proposal setting forth the decision to be approved. Each Party’s Designated Authority will use its best endeavors to deliver a written notice to the JSC approving or objecting to such proposal within ten (10) business days of receipt of such proposal and in no event shall a Party’s Designated Authority have more than twenty (20) business days to deliver a written notice to the JSC approving or objecting to such proposal. The Parties shall act on substantive JSC decisions only after both Parties’ Designated Authorities approve such decision as provided herein. If the Parties cannot reach a unanimous decision on a proposal for which the inability to reach a unanimous decision would, or would reasonably be expected to, prevent, materially delay or materially impair the Parties’ ability to implement a Development Plan, the matter shall be considered a dispute under this Agreement and either Party may thereafter initiate the dispute resolution procedures set forth in Article 10.

ARTICLE III - INTELLECTUAL PROPERTY RIGHTS

3.1.          Ownership of Intellectual Property Rights.

(a)            Background Technology

(a)(1) As between the Parties, Nabors owns all right, title and interest in all Nabors Background Technology, including, for purposes of clarification, all solely Nabors-developed Improvements thereto, any other Improvements that the Parties agree will be owned by Nabors in a Development Plan, and all Intellectual Property Rights therein and thereto. To the extent Vast is deemed at any time to have any ownership right, title or interest in or to Nabors Background Technology, Vast hereby irrevocably assigns, and agrees to assign, all of its right, title and interest in and to the same to Nabors.

(a)(2) As between the Parties, Vast owns all right, title and interest in all Vast Background Technology, including, for purposes of clarification, all solely Vast-developed Improvements thereto, any other Improvements that the Parties agree will be owned by Vast in a Development Plan, and all Intellectual Property Rights therein and thereto. To the extent Nabors is deemed at any time to have any ownership right, title or interest in or to Vast Background Technology, Nabors hereby irrevocably assigns all of its right, title and interest in and to the same to Vast.

(a)(3) Each Party will, at its own cost and expense, execute all documents and do all things necessary to give full effect this clause 3.1(a) and to perfect each Party’s right, title and interest in and to any Improvements to its respective Background Technology.

(b)            Joint Technology. The Parties hereby agree to jointly own all right, title and interest in any Project Technology, as tenants in common, and each Party agrees to execute at no expense any necessary assignments or other documents to demonstrate such co-ownership as reasonably requested by the other Party.

Notwithstanding the foregoing and unless specified in the Development Plan, Nabors shall exclusively own any and all Project Technology (patentable or unpatentable) related to any business conducted by Nabors or any of its Affiliates as of the Effective Date (“Nabors-Owned Project Technology”) and Vast shall exclusively own any and all Project Technology related to methods, products and/or equipment associated with a Competing Business, including all Project Technology that consists of concentrated solar thermal power technology (“Vast-Owned Project Technology”).

Subject to Section 3.4 hereunder, within a reasonable period after entering into a Development Plan, and prior to Filings, the JSC may designate any Project Technology as either Nabors-Owned Project Technology or Vast-Owned Project Technology by providing written notice identifying such Project Technology as either Nabors-Owned Project Technology or Vast-Owned Project Technology to the other Party at any time.

To the extent Vast is deemed at any time to have any ownership right, title or interest in or to Nabors-Owned Project Technology, Vast hereby irrevocably assigns and transfers to Nabors all right, title, and interest in and to any and all Nabors-Owned Project Technology, including all Intellectual Property Rights relating thereto, throughout the world and in perpetuity. Nabors grants Vast a non-exclusive license, during the Term, to use and reproduce the Nabors-Owned Project Technology for the purposes of the Project and for carrying out its obligations under this Agreement.

To the extent Nabors is deemed at any time to have any ownership right, title or interest in or to Vast-Owned Project Technology, Nabors hereby irrevocably assigns and transfers to Vast all right, title, and interest in and to any and all Vast-Owned Project Technology, including all Intellectual Property Rights relating thereto, throughout the world and in perpetuity. Vast grants Nabors a non-exclusive license, during the Term, to use and reproduce the Vast-Owned Project Technology for the purposes of the Project and for carrying out its obligations under this Agreement.

Each party will, at their own cost and expense, execute all documents and do all things necessary to give full effect this clause 3.1(b) and to perfect the other Party’s right, title and interest in and to the Nabors-Owned Project Technology and Vast-Owned Project Technology as applicable.

3.2.          License to Background Technology.

(a)            Development. Each Party may grant to the other Party a royalty free, nonexclusive, non-transferrable, non-sublicensable, revocable, worldwide license to use its Background Technology for the purpose of conducting the Development work under the Development Plan. Notwithstanding the foregoing, the grant and scope of such license (“Development License”) shall be specified in each Development Plan.

(b)            Commercial. Each Party may grant to the other Party a license under its Background Technology, to make, have made, use, sell, lease, offer for sale, or otherwise dispose of products and/or services Developed under the Development Plan, subject to the terms and conditions of a commercial license to be negotiated by the Parties in a separate agreement.

(c)            License for Project Technology. Each Party may grant to the other Party a non-exclusive license to use its Background Technology to the extent that such Background Technology is necessary for the other Party to enjoy the benefit of any Project Technology that it solely owns (being the Nabors Owned Project Technology and the Vast Owned Project Technology, as applicable) including without limitation the commercialization of such Project Technology, subject to the terms and conditions of a commercial license to be negotiated by the Parties in a separate agreement. No rights are granted or licensed to Background Technology under this Agreement by implication, estoppel, statute or otherwise. Any and all rights in and to Background Technology not expressly granted hereunder are hereby reserved and retained.

3.3.          Disclosure of Technology. Each Party shall promptly and fully disclose to the other Party in writing any new modifications or Improvements by such Party, its employees, consultants or representatives arising from the joint development that may relate to the Project Technology and/or developed under the Development Plan, with the understanding that such disclosures must be kept strictly confidential in accordance with Article IV below, and may only be documented in writing with the approval of the Party that owns those Improvements. Each Party will also be prohibited from making public disclosures or patent filings about such Project Technology without the consent of the other, which consent will not be unreasonably withheld, conditioned, or delayed.

3.4          Protection of Project Technology.

(a)            The Parties shall cooperate in developing a strategy for identifying and protecting any jointly owned Project Technology, including, but not limited to, registering or applying for patent and other intellectual property protection (“Filings”) to protect or perfect rights in and to the jointly owned Project Technology.

(c)            The JSC shall determine which Filings should be made and pursued, what jurisdictions Filings should be made in, and choice of counsel. All costs incurred by the Parties directly in connection with making, prosecuting, and maintaining of such Filings of jointly owned Project Technology will be borne equally by the Parties. Each Party will cooperate and supply any information that is reasonably necessary to assist the other in the sharing, preparation, and filing of documentation necessary to protect the jointly owned Project Technology. Such cooperation will include, but not be limited to, the execution of any and all documentation necessary to properly complete any Filing.

(d)            In the event that either Party is provided an opportunity by the other Party to protect any specific jointly owned Project Technology in any given jurisdiction and that Party declines in writing to do so in that jurisdiction, then the other Party may, in its sole discretion, take whatever action it deems appropriate at its sole cost and expense, including without limitation, by making such Filings as it deems appropriate, to protect any aspect of the jointly owned Project Technology in such jurisdiction (including performing all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the such obligations).

(d)            Vast shall determine which Filings shall be made and pursued in respect of Vast-Owned Project Technology, and Nabors shall determine which Filings shall be made and pursued in respect of Nabors-Owned Project Technology, including what jurisdiction such Filings should be made in, and choice of counsel All costs of making, prosecuting and maintaining such Filings will be borne solely by the Party that owns the Technology, unless otherwise agreed by the JSC.

3.5.          License and Transfer of Rights in Jointly-Owned Project Technology

(a)            Subject to the terms and conditions of this Agreement, each Party may exploit its interest in jointly owned Project Technology, including the Intellectual Property Rights relating thereto, independently and without compensation and accounting to the other joint owner. Notwithstanding the foregoing, neither Party shall grant to non-Affiliated third-parties any license (including the right to sublicense) under any jointly owned Project Technology, including Intellectual Property Rights relating thereto, without first obtaining the written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed. For the avoidance of doubt, each Party may grant to its Affiliates licenses under jointly owned Project Technology, including Intellectual Property Rights relating thereto, without consent or notice to the other Party.

(b)            Neither Party may assign or transfer any of its interest under the jointly owned Project Technology, including the Intellectual Property Rights relating thereto, unless all of such interests are transferred together with this Agreement as permitted by Section 10.3 hereunder.

3.6          Enforcement of Rights in Project Technology.

(a)            If either Party believes that any right in the jointly owned Project Technology is being infringed, misappropriated, or misused by a third party, such party shall promptly notify the other Party of such infringement or misuse, along with all the relevant facts then in its possession. If, within sixty (60) days from the date such notice is received, the Parties agree that action is warranted, the Parties shall cooperate in the filing and maintenance of a claim, demand, investigation, suit or other proceeding (an “Action”), as appropriate, regarding such infringement, misappropriation, or misuse. Each of the Parties shall bear its own internal costs and expenses in connection with the filing and prosecution of such Action, and all out-of-pocket fees and expenses shall be borne equally by the Parties. All damages, profits, awards and royalties obtained by the Parties in connection with such Action shall be shared equally.

(b)            If either Party declines to participate in the filing or prosecution or an Action relating to any right in a jointly owned Project Technology within such sixty (60) day period, then the other Party (the “Participating Party”) may proceed in its sole discretion and at its sole expense to file and prosecute such Action in its own name or, if required by law, jointly with the other Party (and in such event the Participating Party is hereby authorized to take action in the name of the other Party); provided that the Participating Party may enter into any settlement or agreement in connection to any such Action solely upon the other Party’s prior written consent (not to be unreasonably withheld, delayed, or conditioned). The Participating Party shall receive for its sole benefit any damages, profits, awards and royalties recoverable for such infringement, misappropriation, or misuse as the result of such Action, provided that any reimbursement due to the non-participating Party as noted above is paid first. If required for standing, the nonparticipating Party hereby agrees to be joined to such Action involving litigation, arbitration, or such other dispute proceeding.

(c)            If both Parties initially agree to mutually prosecute an Action relating to any right in the jointly owned Project Technology, either Party may elect at any time to settle or withdraw for any reason from the prosecution of such Action; provided, however, the withdrawing Party shall not as part of any settlement or withdrawal enter into any agreement in connection with (or grant a license in) the Project Technology that materially affects the other Party’s interests or rights (including by rendering the Action moot). In such circumstance, the withdrawing Party shall bear one-half (1/2) of the total out-of-pocket fees and expenses incurred in pursuing such Action up to the time of withdrawal. Going forward, the continuing Party shall bear all further fees and expenses incurred for such Action and may proceed in its sole discretion to prosecute, settle or discontinue prosecution of such Action. Any damages, profits, awards and royalties recovered for such Action shall be apportioned (1) first, to the reimbursement of all out-of-pocket costs, legal fees and other disbursements of the Parties in connection with pursuing the Action, in inverse order of incurrence; and (2) second, between the Parties in direct proportion to the ratio of each Party’s costs, fees, and disbursements compared to the total costs, fees and disbursements of both Parties’ and taking into account any consideration or rights recovered or received by the non-continuing Party as the result of any settlement.

3.7            Bankruptcy. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, licenses of rights to “intellectual property” as such term is used in and interpreted under section 365(n) of title 11 of the United States Code (the “Bankruptcy Code”). Each Party, as licensee, may elect to retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code and applicable law. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, if it becomes subject to any bankruptcy or similar proceeding subject to the other Party’s rights of election, all rights and licenses granted to the other Party under this Agreement shall continue subject to the terms and conditions of this Agreement, and shall not be affected, even by the rejection of this Agreement. If a bankruptcy or similar proceeding is commenced during the term of this Agreement by or against either Party then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, the bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by that Party.

ARTICLE IV - CONFIDENTIALITY

4.1            Confidentiality. Each Party agrees to maintain all terms and conditions, and the existence, of this Agreement in confidence. Each Party further agrees to use at least the same degree of care to keep confidential all proprietary ideas, plans and information, including information of a technological or business nature, including each Party’s Background Technology and Improvements to Background Technology and any confidential information specified in a Development Plan (“Confidential Information”) received from the other Party at any time in connection with this Agreement as such Party would use to keep confidential its own confidential information, which degree of care will require at least commercially reasonable efforts. Each Party will only use the other Party’s Confidential Information for the purposes of the Project and/or in furtherance of the joint Development under this Agreement and is only permitted to disclose the other Party’s Confidential Information to those who are performing work under this Agreement and have a need to know such Confidential Information and subject to clause 4.4 below. These obligations of confidentiality shall not apply to: (a) information that, at the time of disclosure or thereafter becomes publicly known through no fault of the receiving Party; (b) information that, at the time of disclosure, is already known to the receiving Party as evidenced by written documents in its possession at the time; or (c) information that is disclosed by the disclosing Party to a third party who is not bound by any confidentiality or non-disclosure agreement.

4.2            Required Disclosure. If Confidential Information is required to be disclosed by law or a governmental authority, including pursuant to a valid and effective subpoena or court order, such Confidential Information may be disclosed, provided that the receiving Party being required to disclose the Confidential Information: (i) promptly notifies the disclosing Party of the disclosure requirement, (ii) cooperates with the disclosing Party’s reasonable efforts to resist or narrow the disclosure and to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosing Party’s Confidential Information, and (iii) furnishes only Confidential Information that the receiving Party is legally compelled to disclose according to advice of its legal counsel.

4.3            Ownership of Confidential Information. The Parties acknowledge that each has a valuable proprietary interest in its Confidential Information. Except to the extent that a Project Technology includes a portion of disclosing Party’s Confidential Information (which is governed by this Agreement), the Parties acknowledge that neither has any right, title, or interest in the other’s Confidential Information that each possessed before entering this Agreement.

4.4            Employees, Agents and Consultants. The Parties agree that their respective employees, financial or legal consultants or representatives, or any Affiliates, having access to any of the other Party’s Confidential Information must be subject to a valid, binding and enforceable arrangement to maintain the obligations of confidentiality and non-use of this Article 4 before receiving any such Confidential Information of a disclosing Party, and the Parties shall be liable for any breach of any such obligation by their employees, consultants, or representatives or those of their Affiliates.

4.5            Injunctive Relief. The Parties acknowledge that the breach or threatened breach of this Article 4 may result in irreparable injury to the disclosing Party and that, in addition to its other remedies, the disclosing Party will be entitled to seek injunctive relief to restrain any threatened or continued breach of this Article 4. The Parties hereby waive any requirement for the posting of a bond or other security in connection with the granting to the disclosing Party of such injunctive relief.

4.6            Survivability. Any other provision to the contrary notwithstanding, the provisions of this Article shall survive the termination of this Agreement for three (3) years, except as to any trade secrets and know-how, which obligations will indefinitely survive termination of this Agreement.

ARTICLE V - SUBCONTRACTORS

5.1.            Subcontractors. Each Party agrees that it will perform its activities hereunder only through its own employees and not through any independent contractor(s), unless it has obtained the other Party’s prior written consent (which will not be unreasonably withheld, delayed, or conditioned); provided, however, that either Party may perform its activities hereunder through independent contractor(s) without the other Party’s consent to the extent that (i) the use of such independent contractor(s) is consistent with the manner that such Party performs, or procures to be performed, the subcontracted functions for its own benefit and (ii) such independent contractor(s) agrees to keep strictly confidential all Confidential Information in accordance with Article IV. In the event that a Party utilizes independent contractor(s) for the performance of any activities hereunder, such Party shall remain fully liable to the other Party for all subcontracted activities.

ARTICLE VI – NON-COMPETE

6.1.            During the Restricted Period and within the Restricted Area, Nabors undertakes to Vast that neither it nor any of its Affiliates will engage in or be involved in (either directly or indirectly and whether solely or jointly with any other person and whether as principal, agent, director, executive officer, employee, shareholder, investor, partner, joint venturer, adviser, consultant to or in any entity or otherwise) a Competing Business or the Development of concentrated solar thermal power technology or products .

6.2            The Parties may agree to specify additional restrictions on the Development and exploitation of technology and products by each Party in a Development Plan.

ARTICLE VII - LIMITATIONS, REPRESENTATIONS AND WARRANTIES

7.1.            Infringement. Nothing in this Agreement shall be construed as a warranty or representation by either Party that anything made, used, sold or otherwise disposed of under any rights granted in or under this Agreement is or will be free from infringement of patent, trademark, or other intellectual property rights of any person, including the other Party hereto or any third parties.

7.2.          Project Technology. Neither Party makes any representations or warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the use, sale, or other disposition by the other Party of that other Party’s products or services whether or not such products or services relate to Project Technology.

7.3          Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)          it has all necessary licenses and permits to carry on and conduct the Development work under the Development Plan;

(b)          it is the exclusive owner of its Background Technology, and it has the right to grant the other Party a license under Section 3.2 without conflict with the rights of any third party, or has secured all necessary and appropriate consents to license the same; and

(c)          its Background Technology is not subject to any claims, encumbrances, liens, licenses, judgments, and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Background Technology, and none of its Background Technology is the current subject of any litigation, interference, or opposition proceeding.

7.4.          EACH PARTY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE JOINT DEVELOPMENT UNDER THIS AGREEMENT OR ANY RESULTING PRODUCTS OR PROCESSES ARISING THEREFROM.

ARTICLE VIII - LIABILITY AND INDEMNIFICATION

8.1          Indemnification by Vast. Vast shall defend, indemnify and hold harmless Nabors, and its respective directors, officers, employees and agents (“Nabors Indemnitees”) to the fullest extent permitted by law from and against any loss, damage, claim, suit, liability, judgment, and expense (including attorneys’ fees and other costs of litigation) (collectively, “Claims”) by a third party arising in connection with Vast’s joint development efforts related to this Agreement, including (a) any material breach of a representation or warranty by, or other material failure by Vast to perform any of its obligations, under this Agreement, (b) the gross negligence or willful acts or omissions of Vast, or any person under Vast’s direction or control, (c) any violation, infringement, or misappropriation of any third party intellectual property rights arising from or related to technology supplied or used by Vast in accordance with its instructions, including Vast Background Technology and Vast-Owned Project Technology, (d) breach of applicable law, including any environmental law, by Vast and its directors, officers, employees and agents (“Vast Indemnitees”), (e) any pollution or hazardous waste and any cost of clean-up or remedying the foregoing, (f) personal injury or death based on Vast’s commercial activities, and (g) damage to or loss of any property based on Vast’s commercial activities, except to the extent that such Claims arise from gross negligence or unlawful act or omission of Nabors, or any persons under Nabors’ direction or control.

8.2.          Indemnification by Nabors. Nabors shall defend, indemnify and hold harmless Vast Indemnitees to the fullest extent permitted by law from and against any Claims by a third party arising in connection with Nabors’ joint development efforts under this Agreement including (a) any material breach of a representation or warranty by, or other material failure by Nabors to perform any of its obligations under this Agreement, (b) the gross negligence or willful acts or omissions of Nabors, or any person under Nabors’ direction or control, under this Agreement, (c) any violation, infringement, or misappropriation of any third party intellectual property rights arising from or related to technology supplied or used by Nabors in accordance with its instructions under this Agreement, including the Nabors Background Technology and Nabors-Owned Project Technology, (d) breach of applicable law, including any environmental law, by a Nabors Indemnitee, (e) any pollution or hazardous waste and any cost of clean-up or remedying the foregoing, (f) personal injury or death based on Nabors’ commercial activities, and (g) damage to or loss of any property based on Nabors’ commercial activities , except to the extent that such Claims arise from gross negligence or unlawful acts or omissions of Vast, or any persons under Vast’s direction or control.

8.4.          TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) HOWEVER CAUSED AND ON ANY LEGAL OR EQUITABLE THEORY OF LIABILITY, AND WHETHER OR NOT FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY BREACH OF CONDITION(S) OR FUNDAMENTAL TERM(S) OR FOR A FUNDAMENTAL BREACH (S). UNLESS A DIFFERENT AMOUNT IS OTHERWISE MUTUALLY AGREED TO IN A DEVELOPMENT PLAN, EACH PARTY’S ENTIRE LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT SHALL BE LIMITED TO FIVE HUNDRED THOUSAND ($500,000) U.S. DOLLARS).

8.5.          THE PARTIES ARE COGNIZANT OF STATUTES IN VARIOUS JURISDICTIONS THAT NULLIFY IN WHOLE OR IN PART THE INDEMNITY OBLIGATIONS CONTAINED HEREIN TO THE EXTENT OF THE INDEMNITEE’S NEGLIGENCE (INCLUDING BUT NOT LIMITED TO TEX. CIV. PRAC. & REM. CODE § 127.001, ET SEQ., LA. REV. STAT. 9:2780, N.M. STAT. ANN. § 56-7-2 AND WYO. STAT. § 30-1-131, ET SEQ.) AND OF THE PUBLIC POLICY CONSIDERATIONS UNDERLYING THOSE STATUTES. NOTWITHSTANDING THOSE STATUTES, THE PUBLIC POLICY CONSIDERATIONS AND THE CASES DECIDED UNDER THOSE STATUTES, THE PARTIES CONFIRM THEIR INTENT TO VOLUNTARILY HONOR AND ABIDE BY THE TERMS OF THE INDEMNITY PROVISIONS IN THIS AGREEMENT, DESPITE ANY NULLIFYING EFFECT THE STATUTES OR CASES MAY HAVE THEREON.

8.6.          Notification of Claim. Each indemnitee entitled to indemnification will give prompt written notice to the indemnifying Party of the receipt of any Claim or the commencement of any action that is, or may be, covered by the indemnity obligations of this Article 8. Upon receipt of such notice, the indemnifying Party will, at its election, assume the defense thereof, with counsel acceptable to the indemnitee, and the indemnitee will, if required for the purpose of such proceedings, lend its name to the proceedings. The indemnitee will not compromise or settle any such Claim, nor any proceedings related thereto, without the indemnifying Party's prior written consent, which will not be unreasonably withheld, delayed, or conditioned. The indemnitee will also provide all reasonable assistance and access to documents and information that the indemnifying Party may request to resolve the Claim.

8.7.          Insurance. During the Term of this Agreement, each Party, as indemnitor and to support its indemnity obligations contained in this Agreement, shall maintain with an insurance company or companies authorized to do business in the state where the joint development is to be performed, insurance coverage of the kind and in the amount customary for the industry.

ARTICLE IX - TERM AND TERMINATION

9.1.          Term. This Agreement shall commence on the Effective Date and continue until the termination or expiration of all of the Transaction Documents (the “Term”).

9.2          Termination

(a)            Transaction Documents. Unless otherwise agreed to in writing by the Parties, termination or expiration of all of the Transaction Documents shall operate to automatically terminate this Agreement.

(b)            Convenience. Subject to Section 9.2(e), each Party may terminate this Agreement in its sole discretion, for any or no reason by providing ninety (90) days’ prior written notice to the other Party. A Party terminating this Agreement under this clause 9.2(b) has no liability whatsoever to the other Party, other than to (i) reimburse the other Party for any Payments that the other Party has made in accordance with the relevant Development Plan and (ii) reimburse the other Party for any reasonable expenses and costs incurred as a result of the termination. Notwithstanding the foregoing, the Parties may terminate this Agreement by mutual written agreement at any time.

(c)            Material Breach. Subject to Section 9.2(e), in the event that a Party fails to perform any material obligation or otherwise breaches any material provision of this Agreement, the non-breaching Party shall have the right to terminate this Agreement by serving on such breaching Party thirty (30) days written notice specifying such breach; provided, however, that the breaching Party has the right to cure such breach during the period of such notice before a written termination notice. Additionally, if the material breach relates to the failure to pay any amount owed, instead of terminating the other Party may (i) expressly terminate the license rights afforded the non-paying, breaching Party under Section 3.2; and (ii) retain all rights to use the breaching Party’s Background Technology and Project Technology on a royalty-free, irrevocable basis even after such termination of the license rights of the breaching Party under sub-section (i).

(d)            Bankruptcy. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy or the appointment of a receiver or trustee of such other Party’s property that is not discharged within ninety (90) days.

(e)            Termination of Development Plans. The Parties may agree in writing the termination rights and obligations that apply to any Development Plan. Unless otherwise agreed in writing by the Parties or specified in a Development Plan, termination of this Agreement shall operate to automatically terminate any and all Development Plans.

9.3.          Effect of Termination. Upon termination, and each Party will stop using the Background Technology of the other Party, except as otherwise agreed by the Parties pursuant to any Development Plans. Neither Party will have any further rights to the Background Technology of the other Party, except as set forth in this Agreement or as otherwise mutually agreed in writing. Each Party may continue to use or exploit any Project Technology it solely owns (Vast Owned Project Technology and Nabors Owned Background Technology, as applicable) and any jointly owned Project Technology after termination in accordance with clause 3.5. All materials embodying the Background Technology of a disclosing Party must be returned to that disclosing Party by the receiving Party in possession of such materials promptly after termination, provided that one archival copy may be retained by that receiving Party, and the receiving Party must certify that all such materials have been returned. Unless return of such materials is requested by the other Party, either Party may instead destroy some or all such materials embodying the Background Technology of the other Party, so long as a duly authorized officer of that receiving Party certifies such destruction to the disclosing Party. Termination of this Agreement will not affect any rights or remedies of any Party that have accrued under this Agreement.

9.4.          Survival. The provisions of Articles 3, 4, 6, 7, 8, 9 and 10 shall survive termination of this Agreement, except as otherwise provided in Article 4.

ARTICLE X – DISPUTE RESOLUTION

10.1          Dispute Resolution Objective. The Parties recognize that disputes may arise where there is not unanimous consent from each Party’s Designated Authority. It is the Parties’ objective to establish procedures to facilitate the resolution of all disputes in an expedient manner by mutual cooperation and without resort to litigation. Unless otherwise expressly provided in this Agreement (and except for claims for equitable relief), all disputes will be subject to this Article 10. The Parties agree that all disputes will be subject to procedures in this Article 10 before either Part may seek relief through arbitration or the courts. Either Party may initiate the dispute resolution procedure of this Article 10 by giving the other Party written notice of any dispute (“Notice of Dispute”).

10.2          Negotiation and Mediation.

(a)            Upon receipt of a Notice of Dispute, the Parties shall first attempt in good faith to resolve any disputes promptly by negotiation between one Person designated by each Party having the authority and seniority necessary to resolve such dispute. Within ten (10) business days of receipt of a Notice of Dispute, the Persons designated by each Party shall meet in person, or by telephone or video conference, at a mutually agreeable time and place (“Initial Dispute Meeting”) and thereafter as often as they reasonably deem necessary to attempt in good faith to resolve the dispute.

(b)            If the Dispute is not resolved within ten (10) business days following the Initial Dispute Meeting, the Parties shall initiate mediation proceedings under the procedures set forth in the Mediation Rules of the International Chamber of Commerce and shall negotiate in good faith to settle the dispute. All negotiations pursuant to this Section 9.2(b) are confidential and are deemed compromise and settlement negotiations for the purposes of applicable rules of evidence. The Parties will share equally the costs of any such mediation.

ARTICLE XI - MISCELLANEOUS

11.1          Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without reference to its choice of law provisions. The Parties agree that, after exhausting the procedures in Article 10, should there be a dispute arising from or related to this Agreement, it shall be brought before an arbitral panel in, or before the courts of, the State of Delaware. Each Party irrevocably submits to the non-exclusive jurisdiction of the U.S. District Court for the District of Delaware. Each Party irrevocably waives any claim that the venue of a lawsuit or action brought in such forum is improper or inconvenient.

11.2          Notices. All notices or reports shall be in writing and delivered personally, by overnight express courier, or by registered or certified mail, postage prepaid, to the following addresses of the respective Parties (or to any other address given by any Party to the other Party by proper notice):

Nabors	Michael Rasmuson, SVP-Legal, General Counsel, & Chief Compliance Officer General.Counsel@nabors.com

515 W. Greens Road, Suite 1200

Houston, Texas 77067

Vast:	Alec Waugh, General Counsel alec.waugh@vastsolar.com 226-288 Liverpool Street Darlinghurst NSW 2010 Australia

Notices shall be effective upon receipt if personally delivered, on the date of receipt if by express courier, or on the third business day following the date of mailing if actually received. Any change of address or contact name of a Party shall be promptly communicated in writing to the other Party.

11.3          Assignment. Neither Party may assign this Agreement without the other Party’s prior, written consent, and any attempted transfer will be void ab initio, provided that any transfer of this Agreement: (i) incident to a merger or acquisition involving all or substantially all of its assets; and (ii) by a Party to any of its Affiliates, will in each case be permitted. Any permitted assignee shall assume all obligations of such Party under this Agreement. No assignment shall relieve the assigning Party of responsibility for the performance of any accrued obligation that the assigning Party has hereunder before the date of transfer.

11.4          Force Majeure. Except for the making of required payments, if the performance of, or any obligation under, this Agreement is prevented, restricted, or interfered with by reason of fire, flood, explosion, or other casualty, accident, or act of God; general strikes or labor disturbances; war, whether declared or not, or other violence; sabotage; or any law, order, proclamation, regulation, ordinance, demand, or requirement of any government agency or court, the affected Party, upon giving prompt notice to the other Party, shall be excused from such performance to the extent and for the duration of such prevention, restriction, or interference. The affected Party shall use its reasonable efforts to avoid or remove such cause of nonperformance or to limit the impact of the event on such Party's performance and shall continue performance with the utmost dispatch whenever such cause(s) are sufficiently diminished or removed.

11.5          Publicity. Each Party agrees not to directly or indirectly issue any press release or make any public announcement relating to the subject matter or terms of this Agreement without the prior written consent of the other Party, except as a Party believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case, the Party seeking to disclose the information shall give reasonable notice to the other Party of its intent to make such a disclosure and afford the other Party an opportunity to review and comment on such notice, if feasible).

11.6          Entire Agreement. This Agreement along with the Transaction Documents sets forth the entire agreement between the Parties and supersedes all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter of this Agreement. The Agreement may be executed in counterparts or electronically, each of which is deemed an original and the same instrument.

11.7          Amendment. This Agreement may not be modified or amended except by a written agreement signed by an authorized representative of each Party.

11.8          Separability. The provisions of this Agreement are separable. If any provision in this Agreement is found or held to invalid or unenforceable in any tribunal, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be modified by such tribunal as minimally as possible to retain the intended meaning of the Parties or otherwise severed from the remainder of this Agreement, which Agreement shall remain in full force and effect.

11.9.          Non-Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

11.10.        Relationship of Parties. Each of the Parties hereto is an independent contractor and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties hereto, except as described herein.

11.11.        Succession. This Agreement shall bind the Parties, their successors, trustees, and permitted assigns.

11.12.        Authority. Each Party has the full right, power, and authority to execute and deliver this Agreement and to perform its terms. The execution and delivery of this Agreement and the consummation of the transactions required by this Agreement will not violate or conflict with: (i) any charter provision or bylaw of either Party or any of its Affiliates, or (ii) any agreement with any third party. Each Party has taken all required corporate actions to approve and adopt this Agreement. Each Party represents and warrants that the person or persons executing this Agreement on its behalf are duly authorized and empowered to do so.

11.13.        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

NABORS ENERGY TRANSITION
VENTURES LLC

By:	Nabors Lux (Delaware), LLC
its Managing Member

	By:	/s/ Michael Rasmuson
	Name:	Michael Rasmuson
	Title:	Manager

VAST SOLAR PTY LTD.

By:	/s/ Johnny Kahlbetzer
Name:	Johnny Kahlbetzer
Title:	Director

EXHIBIT A –DEVELOPMENT PLAN

Plan Name:_______________________________ Plan (# _001)

This Development Plan is made by Nabors Energy Transition Ventures LLC (“Nabors”) and Vast Solar Pty Ltd. (“Vast”) pursuant to that certain Joint Development and License Agreement (the “Agreement”) entered into by and between Nabors and Vast on _______ 2023 and is subject to the terms of the Agreement.

Scope:

Vast Background Technology for the Project: [Template note: Discuss the ownership of Improvements to Vast Background Technology solely developed by Nabors, or jointly by the parties.]

Vast Background Technology	Description / Type of Background Technology
[INSERT]

Nabors Background Technology for the Project: [Template note: Discuss the ownership of Improvements to Nabors Background Technology solely developed by Vast, or jointly by the parties]

Nabors Background Technology	Description / Type of Background Technology
[INSERT]

Deliverables:

Planned Project Technology (including ownership arrangements): [Template note: Discuss ownership of Project Technology whether developed jointly or solely developed by Nabors or Vast]

Third-Party or Acquired Technology:

Confidential Information of each Party for the Project:

Milestones:

Budget (USD):

Statement- Details, Payments and Costs (“Payments”):

Development License:

To Vast:                                   (YES)          (NO). Scope:

To Nabors:                             (YES)          (NO). Scope:

Additional product non-compete restrictions (including applicable Restricted Area and Restricted Period):

Liability Cap for Project:

Applicable termination rights and obligations:

JSC Representatives:

Vast:

Nabors:

All Payments under this Development Plan shall be made in United States Dollars within thirty (30) days from invoiced date.

AGREED:

NABORS ENERGY TRANSITION VENTURES LLC		VAST SOLAR PTY LTD.

By:	Nabors Lux (Delaware), LLC Its Managing Member

By:		By:
Name:		Name:
Title:		Title: